UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2007

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 16, 2007, Take-Two Interactive Software, Inc. (the “Company”), a Delaware corporation, together with certain of its direct and indirect subsidiaries (together with the Company, collectively, the “Borrower”), entered into an Amended and Restated Credit Agreement dated as of November 16, 2007 (the “Credit Agreement”), with Wells Fargo Foothill, Inc., as arranger and administrative agent, and lenders party thereto from time to time. The Credit Agreement amends and restates the existing credit agreement dated July 3, 2007 (the “Existing Credit Agreement”) and increases the principal amount of the revolving credit facility from $100,000,000 to $140,000,000.

The Credit Agreement provides for a revolving credit facility (inclusive of a swingline facility and the UK Subfacility (as defined below)) in an amount equal to the lesser of (a) the aggregate principal amount of $140,000,000 and (b) the borrowing base (the “Credit Facility”). The U.S. borrowing base, as of any date of determination, shall consist of the sum of 85% of U.S. eligible accounts receivable (net of certain reserves), plus the lesser of 65% of U.S. eligible inventory and $50,000,000, plus $40,000,000, less certain reserves, less amounts borrowed under the UK Subfacility (as defined below). The Credit Facility includes a subfacility which is available to the Company’s indirect subsidiary, Take-Two GB Limited, which is organized under the laws of England and Wales, in an amount equal to the lesser of (a) the principal amount of $25,000,000 and (b) the U.K. borrowing base (the “UK Subfacility”). The U.K. borrowing base consists of the sum of 85% of U.K. eligible accounts receivable (net of certain reserves), plus the lesser of 50% of U.K. eligible inventory and $4,000,000, less certain reserves. The Credit Facility matures on July 3, 2012.

The Credit Facility is guaranteed by each direct and indirect domestic subsidiary of the Company and secured by substantially all of the assets of the Borrower and each such subsidiary (including a pledge of equity interests by the Company held in certain direct foreign subsidiaries in an amount not to exceed 65% of the equity interests thereof), pursuant to a reaffirmation agreement, dated as of November 16, 2007, entered into by the Borrower and each such subsidiary, which reaffirms the security agreement and other loan documents entered into in connection with the Existing Credit Agreement.

The UK Subfacility is guaranteed by the Borrower, each direct and indirect subsidiary of the Company organized in the United Kingdom and Switzerland (the “UK Subsidiaries”), and the direct and indirect domestic subsidiaries of the Company. In addition, the UK Subfacility is secured by substantially all of the assets of the Borrower and such subsidiaries. In connection with the Credit Agreement, the UK Subsidiaries entered into a Supplement to Security Agreement, dated as of November 16, 2007, together with certain other agreements required pursuant to the Credit Agreement.

The proceeds of the revolving loans will be used for (a) payment of certain transactional fees and expenses incurred in connection with the Credit Agreement and (b) to fund working capital requirements, capital expenditures, and other general corporate expenditures.

The Credit Facility will bear interest at a margin of (a) 1.00% to 1.25% above a certain base rate, or (b) 2.25% to 2.50% above the LIBOR Rate, which margins are subject to the achievement of certain levels of a 30-day average liquidity amount by the Company and its subsidiaries, as reported pursuant to the delivery of periodic compliance certificates.

The Credit Agreement includes, among other terms and conditions, limitations on the Company and each of its subsidiaries’ ability to: create, incur, assume or be liable for indebtedness (other than certain types of permitted indebtedness); dispose of assets outside the ordinary course (subject to certain exceptions); acquire, merge or consolidate with or into another person or entity (other than certain types of permitted acquisitions); create, incur or allow any lien on any of its property (except for certain permitted liens); make investments (other than certain types of investments); or pay dividends or make distributions (each subject to certain limitations). In addition, the Credit Agreement provides for certain events of default such as nonpayment of principal and interest when due thereunder, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, default on indebtedness held by third parties and default on certain material contracts (subject to certain limitations and cure periods).

The Credit Agreement also contains a requirement that the Company and its subsidiaries comply with an interest coverage ratio, from and after January 31, 2008, to the extent the 30-day average liquidity (including availability under the Credit Facility) of the Company and its subsidiaries shall be less than $30,000,000.

This description of the Credit Agreement and the Supplement to Security Agreement are qualified in their entirety by reference to the Credit Agreement and the Supplement to Security Agreement, which are filed as Exhibits 99.1 and 99.2, respectively to this report.

ITEM 9.01.  [Financial Statements] and Exhibits.

(d)	Exhibits.

99.1
Amended and Restated Credit Agreement dated as of November 16, 2007, by and among Take-Two Interactive Software, Inc. and each of its Subsidiaries identified on the signature pages thereto as Borrowers, each of its Subsidiaries identified on the signature pages thereto as Guarantors, the Lenders that are signatory thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent.

99.2
Supplement to Security Agreement dated as of November 16, 2007, made by each of the grantors listed on the signature pages thereof and Wells Fargo Foothill, Inc. in its capacity as administrative agent for the Lender Group and the Bank Product Providers.

99.3	Press Release dated November 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC. (Registrant)

Date: November 20, 2007	By:	/s/ Daniel P. Emerson
Name: Daniel P. Emerson Title: Secretary and Associate General Counsel